Exhibit 99.1

THE WENDY’S COMPANY REPORTS THIRD QUARTER 2017 RESULTS

North America same-restaurant sales increase 2.0% (+3.4% on a two-year basis);

19th consecutive quarter of positive same-restaurant sales

42 global restaurant openings in the third quarter, 110 year-to-date

39% of global system now Image Activated

Dublin, Ohio (November 8, 2017) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the third quarter ended October 1, 2017.

“We have now recorded 19 consecutive quarters of positive same-restaurant sales, a streak that is unmatched in the current QSR hamburger category and speaks to the strength and relevance of our brand,” President and Chief Executive Officer Todd Penegor said. “We also remain encouraged by the progress being made on our global footprint expansion with 110 year-to-date openings, which is almost 30 restaurants ahead of our pace at this point in 2016. As we lap the effects from system optimization, our improved quality of earnings continues to provide positive benefits through significantly increased cash flows and resiliency in our bottom line. Our relentless focus on executing every element of The Wendy’s Way by providing food our customers love, friendly service, value, and an inviting atmosphere will continue to drive growth in the future.”

Third Quarter 2017 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
	(Unaudited)		(Unaudited)
North America Same-Restaurant Sales Growth(1)	2.0%	1.4%	2.3%	1.8%

Global Restaurant Openings (Total / Net)
North America	29 / 12	28 / 13	57 / 7	65 / 19
International	13 / 10	5 / 0	53 / 42	17 / 5
Global Restaurant Openings	42 / 22	33 / 13	110 / 49	82 / 24

Global Systemwide Sales (In US$ Millions)(2)
North America	$2,506.0	$2,426.8	$7,365.3	$7,129.0
International(3)	$119.4	$106.9	$351.6	$309.6
Global Systemwide Sales	$2,625.4	$2,533.7	$7,716.9	$7,438.6

Operational Highlights (Continued)

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
	(Unaudited)		(Unaudited)
Global Systemwide Sales Growth(1)
North America	3.0%	1.8%	3.2%	2.9%
International(3)	13.4%	9.0%	15.0%	4.1%
Global Systemwide Sales Growth	3.4%	2.1%	3.7%	3.0%

(1)	Same-restaurant sales growth and systemwide sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants.
(2)	Systemwide sales include sales at both Company-operated and franchise restaurants. Sales by franchise restaurants are not recorded as Company revenues. However, the Company’s royalty revenues are computed as percentages of sales made by franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.
(3)	Excludes Venezuela.

The Company estimates that the hurricanes in the U.S. negatively impacted North America system same-restaurant sales by approximately 30 to 40 basis-points in the third quarter.

Financial Highlights

•	Total revenues were $308.0 million in the third quarter of 2017, compared to $364.0 million in the third quarter of 2016. The 15.4 percent decrease resulted primarily from the ownership of 249 fewer Company-operated restaurants at the end of the third quarter 2017 compared to the beginning of the third quarter 2016, which resulted in fewer sales at Company-operated restaurants and a year-over-year decrease in franchise fees, partly offset by higher franchise royalty revenue and franchise rental income. The year-over-year decrease in franchise fees resulted primarily from prior year system optimization activity, including the sale of 156 Company-operated restaurants and 18 Buy and Flips, with no similar activity occurring in the third quarter of 2017.

•	Company-operated restaurant margin was 16.7 percent in the third quarter of 2017, compared to 18.4 percent in the third quarter of 2016. The 170 basis-point decrease was primarily the result of higher commodity costs.

•	General and administrative expense was $53.0 million in the third quarter of 2017, compared to $58.9 million in the third quarter of 2016. The 10.1 percent decrease resulted primarily from lower professional fees and cost savings related to the Company’s system optimization initiative.

•	Operating profit was $61.7 million in the third quarter of 2017, compared to $106.1 million in the third quarter of 2016. The 41.9 percent decrease resulted primarily from a year-over-year decrease in gains from the Company’s system optimization initiative, in addition to the items discussed above.

•	Net income was $14.3 million in the third quarter of 2017, compared to net income of $48.9 million in the third quarter of 2016. The year-over-year decrease of 70.8 percent resulted primarily from the items discussed above, in addition to an increase in the effective tax rate.

•	Adjusted EBITDA was $96.9 million in the third quarter of 2017, compared to $100.2 million in the third quarter of 2016. The 3.3 percent decrease resulted primarily from lower franchise fees due to the significant amount of system optimization and Buy and Flip transactions that occurred in the prior year and a year-over-year decrease in Company-operated restaurant margin, partially offset by general and administrative expense savings.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 31.5 percent in the third quarter of 2017, compared to 27.5 percent in the third quarter of 2016. The 400 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	Reported diluted earnings per share were $0.06 in the third quarter of 2017, compared to $0.18 in the third quarter of 2016.

•	Adjusted earnings per share were $0.09 in the third quarter of 2017, compared to $0.11 in the third quarter of 2016. The 18.2 percent decrease resulted primarily from the items discussed above and reflects a 4.9 percent year-over-year reduction in the weighted average diluted shares outstanding.

•	Year-to-date cash flows from operations through the third quarter of 2017 were $176.7 million, compared to $137.3 million through the third quarter of 2016. The 28.7 percent increase was the result of an increase in net income adjusted for non-cash expenses and a favorable change in working capital.

•	Year-to-date capital expenditures through the third quarter of 2017 were $53.7 million, compared to $108.7 million through the third quarter of 2016.

•	Year-to-date free cash flow (cash flows from operations minus capital expenditures) through the third quarter of 2017 was $123.0 million, compared to $28.6 million through the third quarter of 2016. The 330.6 percent increase resulted primarily from a year-over-year decrease in capital expenditures, in addition to the items discussed above.

Image Activation

Image Activation, which includes reimaging existing restaurants and building new restaurants, remains an integral part of our global growth strategy. With 39 percent of the global system featuring the new image, the Company continues to expect that approximately 42 percent of the global system will be image activated by the end of 2017. The Company is now expecting 2017 net new unit growth of approximately 0.5 percent to 1 percent in North America and approximately 14 percent internationally.

Franchisee-to-franchisee restaurant transfers

The Company continues to facilitate franchisee-to-franchisee restaurant transfers (“Buy and Flips”) to ensure that restaurants are operated by well-capitalized franchisees that are committed to long-term growth. During the third quarter, the Company did not facilitate any Buy and Flips but has facilitated 410 year-to-date and now expects to complete approximately 500 to 550 in 2017, which is an increase from the previous outlook of approximately 475.

Company repurchases 2.5 million shares for $38.4 million in third quarter

The Company repurchased 2.5 million shares for $38.4 million in the third quarter at an average price of $15.25 per share. As of the end of the quarter, the Company had approximately $59 million remaining on its existing $150 million share repurchase authorization, which expires March 4, 2018.

2017 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs and system optimization gains, net. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

During 2017, the Company now expects:

•	Same-restaurant sales growth of approximately 2.0 to 2.5 percent for the North America system.

•	Company-operated restaurant margin of approximately 17.5 to 18.0 percent.

•	An adjusted tax rate of approximately 34 to 36 percent.

•	Adjusted earnings per share of approximately $0.43 to $0.45, an increase of approximately 7.5 to 12.5 percent compared to 2016.

•	Cash flows from operations of approximately $250 to $265 million.

•	Capital expenditures of approximately $80 to $85 million.

•	Free cash flow of approximately $170 to $180 million, an increase of greater than 400 percent compared to 2016.

In addition, the Company continues to expect:

•	Commodity cost inflation of approximately 3 to 4 percent compared to 2016.

•	Labor inflation of approximately 4 percent.

•	General and administrative expense at the low end of its previously issued range of approximately $210 to $220 million.

•	Net franchise rental income of approximately $100 to $105 million (gross rental income of approximately $190 to $195 million).

•	Adjusted EBITDA of approximately $404 to $410 million, an increase of approximately 3 to 5 percent compared to 2016.

•	Adjusted EBITDA margin of approximately 32 to 34 percent.

•	Interest expense of approximately $115 to $120 million.

•	Depreciation and amortization expense of approximately $120 to $125 million, including accelerated depreciation of approximately $1 million.

Company on track to achieve 2020 goals

The Company continues to expect to achieve the following goals by the end of 2020:

•	Global systemwide sales (in constant currency and excluding Venezuela) of ~$12 billion.

•	Global restaurant count of ~7,500.

•	Global Image Activation of at least 70 percent.

•	Adjusted EBITDA margin of 38 to 40 percent.

•	Free cash flow of ~$275 million (capital expenditures of ~$65 million).

Conference call and webcast scheduled for 9:00 a.m. today, November 8

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”) and the Company’s stated 2020 goals. Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;

(10)	the effects of negative publicity that can occur from increased use of social media;

(11)	the availability of suitable locations and terms for the development of new restaurants;

(12)	risks associated with the Image Activation program;

(13)	adoption of new, or changes in, laws, regulations or accounting standards (including the amended guidance for revenue recognition that is expected to become effective for fiscal 2018 and that may impact the Company’s adjusted EBITDA margin goal for 2020, as well as the new guidance on leases that will become effective for fiscal 2019), policies and practices;

(14)	changes in debt, equity and securities markets;

(15)	goodwill and long-lived asset impairments;

(16)	changes in interest rates;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, including the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(19)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(20)	risks associated with the amount and timing of share repurchases under the $150 million share repurchase program approved by the Board of Directors; and

(21)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales. Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and adjusted earnings per share are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key business measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales and systemwide sales, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance. Same-restaurant sales and systemwide sales each include sales by both Company-

operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen.

Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director - Investor Relations

(614) 764-8478; peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director - Corporate Communications

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Nine Month Periods Ended October 1, 2017 and October 2, 2016

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2017	2016 (a)	2017	2016 (a)
Revenues:

Sales	$158,843	$228,644	$467,914	$747,211

Franchise royalty revenue and fees	98,882	98,039	306,120	275,886

Franchise rental income	50,275	37,329	140,127	102,420

	308,000	364,012	914,161	1,125,517

Costs and expenses:

Cost of sales	132,387	186,546	385,154	603,836

Franchise rental expense	24,076	17,534	64,841	49,684

General and administrative	52,960	58,938	156,690	184,708

Depreciation and amortization	31,216	29,362	91,690	92,456

System optimization losses (gains), net	106	(37,756)	39,749	(48,106)

Reorganization and realignment costs	2,888	2,129	20,768	7,866

Impairment of long-lived assets	1,041	361	1,804	12,991

Other operating expense (income), net	1,669	810	5,294	(13,483)

	246,343	257,924	765,990	889,952

Operating profit	61,657	106,088	148,171	235,565

Interest expense	(29,977)	(28,731)	(87,887)	(85,483)

Other (expense) income, net	(125)	498	3,108	1,036

Income before income taxes	31,555	77,855	63,392	151,118

Provision for income taxes	(17,298)	(28,965)	(28,639)	(50,385)

Net income	$14,257	$48,890	$34,753	$100,733

Net income per share:

Basic	$.06	$.19	$.14	$.38

Diluted	.06	.18	.14	.37

Number of shares used to calculate basic income per share	243,354	260,976	245,073	265,702

Number of shares used to calculate diluted income per share	251,737	264,808	253,176	269,941

(a)	2016 condensed consolidated statements of operations reflect reclassifications to conform to the current year presentation.

The Wendy’s Company and Subsidiaries

Condensed Consolidated Balance Sheets

As of October 1, 2017 and January 1, 2017

(In Thousands Except Per Share Amounts)

(Unaudited)

	October 1, 2017	January 1, 2017 (a)
ASSETS

Current assets:

Cash and cash equivalents	$186,629	$198,240

Restricted cash	34,042	57,612

Accounts and notes receivable, net	115,390	98,825

Inventories	2,895	2,851

Prepaid expenses and other current assets	23,762	19,244

Advertising funds restricted assets	58,163	75,760

Total current assets	420,881	452,532

Properties	1,252,246	1,192,339

Goodwill	743,508	741,410

Other intangible assets	1,332,130	1,322,531

Investments	58,171	56,981

Net investment in direct financing leases	213,649	123,604

Other assets	69,688	49,917

Total assets	$4,090,273	$3,939,314

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current portion of long-term debt	$29,359	$24,652

Accounts payable	25,776	27,635

Accrued expenses and other current liabilities	121,124	102,034

Advertising funds restricted liabilities	58,163	75,760

Total current liabilities	234,422	230,081

Long-term debt	2,696,520	2,487,630

Deferred income taxes	419,293	446,513

Other liabilities	277,443	247,354

Total liabilities	3,627,678	3,411,578

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 242,565 and 246,574 shares outstanding, respectively	47,042	47,042

Additional paid-in capital	2,883,504	2,878,589

Accumulated deficit	(305,703)	(290,857)

Common stock held in treasury, at cost; 227,859 and 223,850 shares, respectively	(2,117,232)	(2,043,797)

Accumulated other comprehensive loss	(45,016)	(63,241)

Total stockholders’ equity	462,595	527,736

Total liabilities and stockholders’ equity	$4,090,273	$3,939,314

(a)	January 1, 2017 condensed consolidated balance sheet reflects reclassifications to conform to the current year presentation.

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Month Periods Ended October 1, 2017 and October 2, 2016

(In Thousands)

(Unaudited)

	Nine Months Ended
	2017	2016

Cash flows from operating activities:

Net income	$34,753	$100,733

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	91,690	94,056

Share-based compensation	16,356	14,260

Impairment of long-lived assets	1,804	12,991

Deferred income tax	945	(17,024)

Non-cash rental income, net	(8,348)	(5,138)

Net receipt of deferred vendor incentives	4,547	4,110

System optimization losses (gains), net	39,749	(48,106)

Gain on sale of investments, net	(1,807)	—

Distributions received from TimWen joint venture	5,524	8,451

Equity in earnings in joint ventures, net	(6,113)	(6,495)

Accretion of long-term debt	927	914

Amortization of deferred financing costs	5,954	5,668

Reclassification of unrealized losses on cash flow hedges	2,170	2,170

Other, net	2,395	4,229

Changes in operating assets and liabilities:

Restricted cash	233	181

Accounts and notes receivable, net	(14,193)	(29,118)

Inventories	(44)	126

Prepaid expenses and other current assets	(1,281)	(3,958)

Accounts payable	(1,557)	(6,412)

Accrued expenses and other current liabilities	3,039	5,677

Net cash provided by operating activities	176,743	137,315

Cash flows from investing activities:

Capital expenditures	(53,711)	(108,744)

Acquisitions	(86,788)	(2,209)

Dispositions	80,058	173,849

Proceeds from sale of investments	3,282	—

Payments for investments	(375)	(172)

Notes receivable, net	(4,174)	(2,282)

Changes in restricted cash	23,624	1,912

Other, net	—	103

Net cash (used in) provided by investing activities	(38,084)	62,457

Cash flows from financing activities:

Repayments of long-term debt	(20,291)	(18,678)

Deferred financing costs	(1,069)	(1,017)

Repurchases of common stock	(90,065)	(161,194)

Dividends	(51,464)	(47,793)

Proceeds from stock option exercises	10,419	10,623

Payments related to tax withholding for share-based compensation	(4,484)	(4,142)

Net cash used in financing activities	(156,954)	(222,201)

Net cash used in operations before effect of exchange rate changes on cash	(18,295)	(22,429)

Effect of exchange rate changes on cash	6,684	3,997

Net decrease in cash and cash equivalents	(11,611)	(18,432)

Cash and cash equivalents at beginning of period	198,240	327,216

Cash and cash equivalents at end of period	$186,629	$308,784

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2017	2016	2017	2016
Net income	$14,257	$48,890	$34,753	$100,733

Provision for income taxes	17,298	28,965	28,639	50,385

Income before income taxes	31,555	77,855	63,392	151,118

Other expense (income), net	125	(498)	(3,108)	(1,036)

Interest expense	29,977	28,731	87,887	85,483

Operating profit	61,657	106,088	148,171	235,565

Plus (less):

Depreciation and amortization	31,216	29,362	91,690	92,456

System optimization losses (gains), net	106	(37,756)	39,749	(48,106)

Reorganization and realignment costs	2,888	2,129	20,768	7,866

Impairment of long-lived assets	1,041	361	1,804	12,991

Adjusted EBITDA	$96,908	$100,184	$302,182	$300,772

Adjusted EBITDA margin	31.5%	27.5%	33.1%	26.7%

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2017	2016	2017	2016
Net income	$14,257	$48,890	$34,753	$100,733

Plus (less):

Depreciation of assets that will be replaced as part of the Image Activation initiative	(261)	(285)	186	2,930

System optimization losses (gains), net	106	(37,756)	39,749	(48,106)

Reorganization and realignment costs	2,888	2,129	20,768	7,866

Impairment of long-lived assets	1,041	361	1,804	12,991

Total adjustments	3,774	(35,551)	62,507	(24,319)

Income tax impact on adjustments (a)	4,190	16,083	(15,846)	9,243

Total adjustments, net of income taxes	7,964	(19,468)	46,661	(15,076)

Adjusted income	$22,221	$29,422	$81,414	$85,657

Diluted earnings per share	$.06	$.18	$.14	$.37

Total adjustments per share, net of income taxes	.03	(.07)	.18	(.05)

Adjusted earnings per share	$.09	$.11	$.32	$.32

(a)	The provision for (benefit from) income taxes on “System optimization losses (gains), net” was $5,626 and $16,935 for the three months ended October 1, 2017 and October 2, 2016, respectively, and $(6,980) and $18,425 for the nine months ended October 1, 2017 and October 2, 2016, respectively. The provision for (benefit from) income taxes on “System optimization losses (gains), net” includes the impact of non-deductible goodwill disposed of in connection with our system optimization initiative, adjustments related to prior year tax matters, changes to state deferred taxes and changes to valuation allowances on state net operating loss carryforwards. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 39.15% and 38.96% for the three and nine months ended October 1, 2017, respectively, and 38.60% for both the three and nine months ended October 2, 2016.